Exhibit 10.2

November 9, 2008

VIA FACSIMILE TO (954) 888-7310

& DHL EXPRESS

DHL Network Operations (USA), Inc.

1200 South Pine Island Road

Plantation, Florida 33324

Attention: Jon Olin – EVP, General Counsel & Secretary

Re:	Second Amendment to the ACMI Service Agreement, by and between DHL Network Operations (USA), Inc., as successor in interest to Airborne, Inc. (“Groundco”) and ABX Air, Inc. (“Airco”), dated August 15, 2003, as previously amended on April 27, 2004 (the “ACMI Agreement”)

Dear Jon:

This letter is intended to confirm the agreement between Groundco and Airco to amend the ACMI Agreement in order to accommodate the requirements of each other.

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the ACMI Agreement.

The ACMI Agreement is hereby amended, modified and/or confirmed as follows:

(a) Article X of the ACMI Agreement notwithstanding, the Base Markup, the quarterly cost component and the annual cost and service components of the Incremental Markup to be paid to Airco in exchange for the services provided by Airco to Groundco under this Agreement during the fourth quarter of 2008 shall total $6,953,278, consisting of the following:

$1,899,845	Base Markup for fourth quarter of 2008
$620,112	Quarterly cost component of Incremental Markup for fourth quarter of 2008
$3,558,743	Annual cost component of Incremental Markup for 2008
$874,578	Annual service component of Incremental Markup for 2008

Groundco will pay the Base Markup on a weekly basis in accordance with the terms of the ACMI Agreement and the aforementioned Incremental Markup amounts no later than February 15, 2009.

Jon Olin

November 9, 2008

2 of 3

Further, the Base Markup, the quarterly cost component and twenty-five percent (25%) of the annual cost and service components of the Incremental Markup to be paid to Airco in exchange for the services provided by Airco to Groundco under this Agreement during the first quarter of 2009 shall total $3,616,331, consisting of the following:

$1,824,000	Base Markup for first quarter of 2009
$684,000	Quarterly cost component of Incremental Markup for first quarter of 2009
$889,686	25% of annual cost component of Incremental Markup for 2009
$218,645	25% of annual service component of Incremental Markup for 2009

(b) Groundco will pay the Base Compensation and Incremental Markup for the first quarter of 2009 weekly, in advance, by wire transfer to Airco on Monday of each week (or, if such day is not a Business Day, on the immediately succeeding Business Day), consisting of the Cost Recovery Amount for the forthcoming week plus the applicable Base Markup. Both the quarterly cost component and twenty-five percent (25%) of the annual cost and service components of the Incremental Markup will be paid by DHL no later than April 15, 2009, in accordance with the terms of the ACMI Services Agreement.

(c) Groundco and Airco will each make commercially reasonable efforts to agree upon alternative compensation arrangements under the Agreement for subsequent quarters at least sixty (60) days prior to the first day of each quarter.

(d) During any quarter in which Groundco provides prior written notice to Airco of the termination of specific Air Routes or Aircraft in accordance with Section 6.2 of the Agreement and for which Groundco and Airco have agreed upon alternative compensation arrangements under the Agreement, Airco will prepare and submit to Groundco for its written approval a cost reduction plan within fifteen (15) calendar days of the receipt of such notice. The plan shall be similar to that which Airco has previously submitted to Groundco with respect to the termination of DC-9 aircraft. The plan shall also include provisions pursuant to which Airco will: (i) promptly provide fourteen (14) calendar days prior written notice of termination of employment to those of its non-flight crewmember employees and written notice of furlough, in accordance with the terms of its collective bargaining agreement, to those of its flight crewmember employees that will be impacted by the plan; and (ii) make commercially reasonable efforts to reduce its maintenance costs, including its maintenance overhead costs, associated with the termination of such Air Routes or Aircraft. Airco will continue to pay, and Groundco will continue to reimburse Airco for, wages and benefits to its employees that are impacted by such termination of services for a period of sixty (60) days with respect to those employees that are stationed in Wilmington, Ohio, or at a regional hub that has been issued a WARN notice, and for any statutory notice periods under the WARN Act with respect to those employees that are stationed at other locations. Airco will ensure that the fourteen (14) day notice period provided for hereunder and any sixty (60) day WARN notice period shall run concurrently (i.e. any applicable WARN notice period will commence upon Airco’s giving fourteen (14) days’ notice of termination, and

Jon Olin

November 9, 2008

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Groundco’s reimbursement obligations with respect to wages and benefits will be during the concurrent, and not cumulative periods). In addition, Airco will ensure that any severance periods provided for under its employee severance plans likewise run concurrently with any applicable WARN notice period and the fourteen (14) day notice period hereunder.

Except and amended or modified by this letter, the terms and conditions of the ACMI Agreement shall remain in full force and effect.

Please acknowledge Groundco’s acceptance of the foregoing by having an authorized representative of DHL Network Operations (USA), Inc. sign and date both counterparts of this letter of amendment in the space provided below and returning one counterpart to me for my records.

Sincerely,

/s/ W. Joseph Payne ABX Air, Inc.

W. Joseph Payne
Vice President
General Counsel & Secretary

ACCEPTED AND AGREED:

DHL Network Operations (USA), Inc.

By:	/s/ Jon Olin

Its:	EVP, General Counsel & Secretary

Date:	11-10-08